As filed with the Securities and Exchange Commission on July 25, 2025

Registration No. 333-257175

Registration No. 333-263518

Registration No. 333-270207

Registration No. 333-277385

Registration No. 333-285309

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257175

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263518

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270207

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277385

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-285309

UNDER

THE SECURITIES ACT OF 1933

VERVE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4800132
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 Brookline Avenue, Suite 601 Boston, Massachusetts	02215
(Address of Principal Executive Offices)	(Zip Code)

2018 Equity Incentive Plan

2021 Stock Incentive Plan

Amended and Restated 2021 Employee Stock Purchase Plan

2024 Inducement Stock Incentive Plan

(Full titles of the plans)

Jonathan R. Haug

President

Verve Therapeutics, Inc.

Lilly Corporate Center

Indianapolis, Indiana 46285

(Name and address of agent for service)

(317) 276-2000

(Telephone number, including area code, of agent for service)

Copy to:

Sophia Hudson, P.C.

Sharon Freiman, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Verve Therapeutics, Inc. (the “Registrant”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”):

1.

Registration Statement No.  333-257175, registering an aggregate of 10,321,696 shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), consisting of (i) 5,258,661 shares of Common Stock issuable under the Registrant’s 2018 Equity Incentive Plan, (ii) 4,629,719 shares of Common Stock issuable under the Registrant’s 2021 Stock Incentive Plan (the “2021 Plan”) and (iii) 433,316 shares of Common Stock issuable under the Registrant’s Amended and Restated 2021 Employee Stock Purchase Plan (the “ESPP”), which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 17, 2021;

2.

Registration Statement No.  333-263518, registering an aggregate of 2,910,704 shares of Common Stock consisting of (i) 2,425,587 shares of Common Stock issuable under the 2021 Plan and (ii) 485,117 shares of Common Stock issuable under the ESPP, which was filed with the Commission on March 14, 2022;

3.

Registration Statement No.  333-270207, registering an aggregate of 3,703,849 shares of Common Stock consisting of (i) 3,086,541 shares of Common Stock issuable under the 2021 Plan and (ii) 617,308 shares of Common Stock issuable under the ESPP, which was filed with the Commission on March 2, 2023;

4.

Registration Statement No.  333-277385, registering an aggregate of 8,918,182 shares of Common Stock consisting of (i) 4,098,485 shares of Common Stock issuable under the 2021 Plan, (ii) 819,697 shares of Common Stock issuable under the ESPP and (iii) 4,000,000 shares of Common Stock issuable under the Registrant’s 2024 Inducement Stock Incentive Plan, which was filed with the Commission on February 27, 2024; and

5.

Registration Statement No.  333-285309, registering an aggregate of 5,325,493 shares of Common Stock consisting of (i) 4,437,911 shares of Common Stock issuable under the 2021 Plan and (ii) 887,582 shares of Common Stock issuable under the ESPP, which was filed with the Commission on February 27, 2025.

On July 25, 2025, pursuant to the Agreement and Plan of Merger, dated June 16, 2025 (the “Merger Agreement”), by and among the Registrant, Eli Lilly and Company (“Parent”) and Ridgeway Acquisition Corporation (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under such Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any.

The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, Indiana, on July 25, 2025.

VERVE THERAPEUTICS, INC.

By:	/s/ Jonathan R. Haug
Name:	Jonathan R. Haug
Title:	President

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.